Exhibit 99.1

Contact:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WebMD Taps David C. Marek to Assume Consumer Leadership Role

Marek brings to WebMD more than 20 years of expertise across all aspects of pharmaceutical and consumer multi-channel advertising

New York, NY (August 23, 2012) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced that David C. Marek will join WebMD as Executive Vice President, Consumer Services, effective September 4, 2012. In this key leadership role, David will be responsible for the Company’s leading consumer sites including content, editorial, programming, product development, marketing and other aspects of the user and advertiser experience. He will report to Cavan M. Redmond, Chief Executive Officer, and will join the Executive Leadership Team.

David brings to WebMD more than 20 years of healthcare industry and leading agency experience. David has spent more than a decade within Publicis Groupe where he led the flagship healthcare agency at Saatchi & Saatchi Health, New York, prior to being named Worldwide Business Director for Publicis. David has a strong record of performance as a business leader and is recognized for his ability to capitalize on emerging opportunities that translate into success for the organization and its healthcare clients. Prior to his agency years, he spent more than ten years in pharmaceutical sales and marketing, launching and building brands at Eli Lilly and AstraZeneca. David was most recently with the business intelligence think-tank Inferential Focus.

“David’s pharmaceutical and agency experience combined with his ability to build multidisciplinary teams will be invaluable as we transition WebMD to a stronger market leader and a growth company,” said Cavan Redmond, CEO, WebMD. “Ensuring that WebMD attracts and retains the best talent is of critical importance. We are transforming this organization to be optimized for success in a changing business environment.”

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: competition for advertisers and sponsors for our public portals and mobile platforms and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to attract and retain qualified personnel; changes in financial markets; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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